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                                                                  EXHIBIT 10.A


                     U.S. EXECUTIVE COMPENSATION PROGRAMS
                    Summary of Certain Benefits/Perquisites
                            Office of the Chairman

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Executive Financial Counseling      Each executive is assigned his or her own
                                    financial planner from The Ayco Corporation-providing an all-encompassing financial counseling program to include income tax planning and preparation, investment planning, etc. A one time $3,000 allowance will also be provided for estate planning documentation, e.g., preparation of a will. Company paid cost of the program is $16,700 per participant for the first year and approximately $10,000 each year thereafter.

                                    In the event the executive wishes to utilize a financial planner of his or her own choice, he or she will receive an annual allowance and reimbursements equivalent to that provided under the AYCO program.

                                    All reimbursed costs will be considered
                                    imputed income for purposes of W-2 earnings
                                    and will be grossed up to help compensate
                                    for associated income taxes.
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Excess Liability Insurance          Provides executive with additional liability
                                    insurance coverage of $10 million to protect against high-dollar personal litigation.
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